March 20, 2002

Securities and Exchange Commission

Division of Corporation Finance

450 Fifth Street, N.W.

Washington, D.C.  20549

                                                Re:          Arthur Andersen LLP (“AA”)

The purpose of this letter is to address the requirements of the Securities and Exchange Commission (“SEC”) with respect to issuers that include accountant’s reports from AA issued after March 14, 2002 in filings with the SEC.

                In connection with the audit of the consolidated financial statements of Russ Berrie and Company, Inc. and subsidiaries (the “Company”) as of December 31, 2001 and for the year then ended, AA has issued a report to the shareholders and directors of the Company dated February 7, 2002, except with respect to the matters discussed in Note 17 to such financial statements, as to which such report is dated March 15, 2002 (the “Report”).  The Report is included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

In accordance with the requirements of the SEC, the Company has received the following written representations from AA:

“We have audited the consolidated financial statements of Russ Berrie and Company, Inc. and subsidiaries as of December 31, 2001 and for the year then ended and have issued our report thereon dated February 7, 2002 (except with respect to the matters discussed in the second paragraph of Note 17, as to which the date is March 15, 2002).  We represent that this audit was subject to our quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the audit, availability of national office consultation, and availability of personnel at foreign affiliates of Arthur Andersen to conduct the relevant portions of the audit.”

RUSS BERRIE AND COMPANY, INC.

By:	/s/ John Wille
John Wille
Vice President and Chief Financial Officer